Exhibit 99.1

SEVENTH EMPLOYMENT AGREEMENT AMENDMENT

This SEVENTH AMENDMENT TO EMPLOYMENT AGREEMENT (this "Seventh Amendment"), effective as of January 1, 2012, by and among Pharma-Bio Serv, Inc. (PBSV), a Delaware corporation, and Pharma-Bio Serv PR, Inc., a Puerto Rico corporation, having its principal office  at #6 Road 696, Dorado, Puerto Rico 00646 (the "Company"), and Elizabeth Plaza-Rodriguez, with residence in Dorado, Puerto Rico ("Executive").

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of January 2, 2008, as such Employment Agreement has been and may be amended, restated or otherwise modified from time to time (the "Employment Agreement").  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement;

WHEREAS, the Company desires to modify the Executive's salary; and

WHEREAS, for the purpose of this Seventh Amendment the Company desires to waive the provisions of Section 3(c) of the Employment Agreement.

NOW THEREFORE,  for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.           Paragraph 3(a) of the Employment Agreement shall be modified to read as follows:

(a)
For her services during the Employment Term, the Company shall pay Executive a salary ("Salary") at the annual rate of $300,000.  All Salary payments shall be payable in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly.

2.   Section 3(c) of the Employment Agreement, which limits the Executive's discretionary bonus to no more than 50% of her Salary, is hereby waived on a one time basis in connection with the discretionary bonus of $175,000 approved by the Compensation Committee of the Company in January 2012.

3.           Except as expressly amended by the terms of this Seventh Amendment and all prior amendments to the Employment Agreement, the terms of the Employment Agreement shall remain in effect and are unchanged by this Seventh Amendment.

4.           The Executive acknowledges that the waiver contained in Section 2 of this Seventh Amendment does not provide the Executive any additional rights under the Employment Agreement in the future.

[Signature on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to Employment Agreement to be duly executed as of January 23, 2012.

PHARMA-BIO SERV, INC.	EXECUTIVE:

/s/ Kirk Michel	/s/ Elizabeth Plaza
Kirk Michel	Elizabeth Plaza-Rodriguez
Chairman of Compensation Committee